EXHIBIT 23.7

                                CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) of HFS Incorporated for the registration of 200,000 shares of common stock pertaining to the HFS Incorporated Amended and Restated Employee Savings Plan of our report dated February 27, 1995, with respect to the consolidated financial statements of Electronic Realty Associates, Inc. for the years ended December 31, 1994 and 1993, included in the Current Report on Form 8-K of HFS Incorporated dated February 16, 1996, filed with the Securities and Exchange Commission, and our report dated February 21, 1996, with respect to the consolidated financial statements of Electronic Realty Associates, L.P. for the years ended December 31, 1995 and 1994, included in the Current Report on Form 8-K of HFS Incorporated dated April 5, 1996, filed with the Securities and Exchange Commission.




s/ERNST & YOUNG LLP

Kansas City, Missouri
June 25, 1996